QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—June 16, 2004

Plains All American Pipeline, L.P.
(Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-14569 (Commission File Number)	76-0582150 (I.R.S. Employer Identification No.)
333 Clay Street, Suite 1600 Houston, Texas 77002 (713) 646-4100 (Address, including zip code, and telephone number, including area code, of Registrants principal executive offices)

N/A
(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

        We are furnishing pursuant to Item 9 our projections of certain operating and financial results for the second quarter and second half of 2004, which have been revised from the original projections furnished on April 28, 2004. In accordance with General Instructions B.2. and B.6. of Form 8-K, the information presented herein under Item 9 shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Disclosure of Second Quarter 2004 and Second Half 2004 Estimates

        EBIT and EBITDA (each as defined below in Note 1 to the "Operating and Financial Guidance" table) are non-GAAP financial measures. In Note 13 below, we reconcile EBIT and EBITDA to net income and cash flow from operating activities for the historical periods presented. For forecasted periods, EBIT and EBITDA are reconciled to net income in the operating and financial guidance table below, but it is impractical to reconcile such forecasted measures to cash flows from operating activities. Net income and cash flows from operating activities are the most directly comparable GAAP measures for EBIT and EBITDA. We encourage you to visit our website at www.paalp.com, in particular the section entitled "Non-GAAP Reconciliation," which presents a historical reconciliation of certain commonly used non-GAAP financial measures, including EBIT and EBITDA. We present EBIT and EBITDA because we believe they provide additional information with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze partnership performance. In addition, we have highlighted the impact on EBITDA and EBIT of our long-term incentive program, loss on early extinguishment of debt and, to the extent known at the time of preparation, items related to SFAS 133.

        The following table reflects our updated guidance for operating and financial results for the second quarter and second half of 2004. Our guidance is based on assumptions and estimates that we believe are reasonable based on our assessment of historical trends and business cycles and currently available information; however, our assumptions and our future performance are both subject to a wide range of business risks and uncertainties and also include projections for several recent acquisitions, so we cannot assure you that actual performance will fall within these guidance ranges. Please refer to the information under the caption "Forward-Looking Statements and Associated Risks" below. These risks and uncertainties could cause our actual results to differ materially from those in the following table. The operating and financial guidance provided below is given as of the date hereof, based on information known to us as of June 15, 2004. We undertake no obligation to publicly update or revise any forward-looking statements.

Operating and Financial Guidance
(in thousands, except per unit data)

	Three Months Ended
	March 31, 2004	June 30, 2004		Six Months Ended December 31, 2004		Twelve Months Ended December 31, 2004
	Actuals	Low	High	Low	High	Low	High
Pipeline
Net revenues	$52,690	$79,250	$80,000	$144,750	$146,250	$276,690	$278,940
Field operating costs	(19,404)	(32,000)	(31,500)	(62,000)	(61,000)	(113,404)	(111,904)
General and administrative/Other(a)	(7,749)	(8,350)	(7,850)	(15,220)	(14,420)	(31,319)	(30,019)

Segment profit	25,537	38,900	40,650	67,530	70,830	131,967	137,017

Gathering, Marketing, Terminalling & Storage
Net revenues	58,432	62,550	63,550	133,250	135,250	254,232	257,232
Field operating costs	(18,937)	(28,500)	(28,000)	(57,500)	(57,000)	(104,937)	(103,937)
General and administrative/Other(a)	(11,390)	(11,450)	(10,700)	(22,780)	(21,580)	(45,620)	(43,670)

Segment profit	28,105	22,600	24,850	52,970	56,670	103,675	109,625

EBITDA	53,642	61,500	65,500	120,500	127,500	235,642	246,642
Depreciation and Amortization Expense	(13,120)	(16,500)	(16,000)	(33,500)	(32,500)	(63,120)	(61,620)

EBIT	40,522	45,000	49,500	87,000	95,000	172,522	185,022
Interest Expense	(9,532)	(10,900)	(10,600)	(26,000)	(25,000)	(46,432)	(45,132)

Net Income	$30,990	$34,100	$38,900	$61,000	$70,000	$126,090	$139,890

Net Income to Limited Partners	$28,759	$31,700	$36,404	$55,498	$64,318	$115,957	$129,481
Basic Weighted Avg Units Outstanding	58,414	61,551	61,551	66,543	66,543	63,278	63,278
Basic Net Income Per Limited Partner Unit	$0.49	$0.52	$0.59	$0.83	$0.97	$1.83	$2.05
Selected Items Impacting Comparability
LTIP Charge	$(4,228)	$700	$700	$(200)	$(200)	$(3,728)	$(3,728)
Loss on early extinguishment of debt	—	—	—	(300)	(300)	(300)	(300)
SFAS 133 (See Note 8)	7,498	(1,200)	(1,200)	—	—	6,298	6,298

	$3,270	$(500)	$(500)	$(500)	$(500)	$2,270	$2,270

Excluding Selected Items Impacting Comparability
EBITDA	$50,372	$62,000	$66,000	$121,000	$128,000	$233,372	$244,372

Net Income	$27,720	$34,600	$39,400	$61,500	$70,500	$123,820	$137,620

Net Income per Limited Partner Unit	$0.43	$0.52	$0.60	$0.84	$0.97	$1.80	$2.01

(a)
General & Administrative Expenses and Other includes the anticipated write-down of debt issue costs of approximately $0.3 million during the second half of 2004 related to refinancing of our $200MM credit facility utilized for the Link Acquisition.

Notes and Significant Assumptions:

1.
EBITDA means Earnings Before Interest, Taxes, Depreciation, and Amortization. EBIT means EBITDA less Depreciation and Amortization.

2.
Link Acquisition. The Link acquisition was completed and became effective April 1, 2004. Based on our acquisition analyses, we believe the base level of EBITDA associated with this acquisition is approximately $25 million per year. We now expect to capture annual cost savings and commercial synergies in the range of $27 million to $32 million within the first twelve months, an acceleration in both amount and timing over the previous guidance of $20-$30 million during an eighteen-month period. As a result, we project an annualized forward-looking EBITDA run rate of approximately $52 million to $57 million within the first twelve months. We anticipate approximately 70% of the cost savings and commercial synergies will be realized within 6 months and 100% within 12 months. We also include in our forecast certain one-time pipeline and tank integrity expenses required to meet regulatory requirements and catch-up operating expenses that we project will be incurred in the next 6 to 12 months and will be charged against income. We forecast these expenses will range between $1.5 million and $2.0 million for the second quarter of 2004 and between $3.5 million and $4.0 million for the second half of 2004. Inclusive of the negative impact of these integration and catch-up expense items, the Link assets are forecast to contribute EBITDA of between $8.0 million and $9.5 million for the second quarter and between $20.0 million and $22.0 million for the second half of 2004.

3.
Pipeline Operations. Pipeline volume and tariff estimates are based on historical operating performance and our outlook for future performance. Actual results could vary materially depending on volumes that are shipped. Average pipeline volumes are estimated to be approximately 1,640,000 barrels per day for the second quarter of 2004 including approximately 360,000 barrels per day attributable to the Link acquisition. Excluding the Link volumes, the forecasted volumes for the second quarter of 2004 are 1,280,000 or approximately 232,500 barrels per day more than the first quarter of 2004. The increase is primarily attributable to a full quarter versus partial quarter impact of the Capline acquisition (effective March 1, 2004). The volumes for the second half 2004 are estimated to average 1,565,000 barrels per day. Volumes on Basin Pipeline (our largest volume pipeline system) for the second quarter are forecast at approximately 275,000 barrels per day (compared to average 2004 first quarter volumes of approximately 275,000 barrels per day) and 270,000 barrels per day in the second half of 2004. All American Pipeline volumes of Outer Continental Shelf (OCS) production (our highest per barrel tariff volumes) are estimated at approximately 58,500 barrels per day for the second quarter (compared to average 2004 first quarter volumes of 55,000 barrels per day) and approximately 56,000 barrels per day for the second half of 2004. Capline volumes are forecast at approximately 165,000 barrels per day for the second quarter. For the second half of 2004, Capline volumes are forecast at approximately 117,500 barrels per day, consistent with management's intermediate term expectations for average shipments. Revenues are forecast using these volume assumptions, current tariffs and estimates of tariff escalation rates, each of which assumptions and estimates we believe are reasonable. A 5,000 barrel per day variance in OCS volumes would have an approximate $0.8 million effect on segment profit for each quarter and an approximate $3.2 million effect on an annualized basis. Within a reasonable range of forecasted levels, an average 10,000-barrel per day variance in the Basin Pipeline System, which is equivalent to an estimated 4% volume variance on that pipeline system, would have an approximate $0.2 million effect on segment profit for each quarter and an approximate $0.8 million effect on an annualized basis. A 10,000 barrel per day variance on the Capline Pipeline, which is equivalent to an estimated 9% volume variance on that pipeline system, would have an approximate $0.3 million effect on segment profit for each quarter and an approximate $1.3 million effect on segment profit on an annualized basis.

4.
Gathering, Marketing, Terminalling and Storage Operations. Our guidance for the remainder of the year assumes continued volatility in the crude oil market. Average volumes for Gathering & Marketing are estimated to be approximately 660,000 barrels per day for the second quarter of 2004, including approximately 175,000 barrels per day from the Link Acquisition. Excluding Link, the 2004 second quarter forecasted volumes are 485,000 (including approximately 475,000 barrels per day of lease gathered crude oil and 10,000 barrels per day of liquefied petroleum gas "LPG") compared to average 2004 first quarter volumes of 519,000 barrels per day (including 460,000 barrels per day of lease gathered crude oil and 59,000 barrels per day of LPG). LPG volumes are anticipated to decrease during the second quarter due to normal seasonal demand changes. Volumes in the second half of 2004 are estimated to average approximately 700,000 barrels per day (comprised of approximately 660,000 barrels per day of lease gathered crude oil and 40,000 barrels per day of LPG) and include approximately 175,000 barrels per day from the Link acquisition. Segment profit is forecast using these volume assumptions and estimates of unit margins, operating expenses and G&A, each of which we believe are reasonable, based on current and anticipated market conditions. Realized unit margins for any given lease gathered barrel could vary significantly based on a variety of factors including location, quality and contract structure. However, based on our projected average per barrel margin of $0.58 for the second quarter of 2004, a 5,000 barrel per day variance in lease gathering volumes would have an approximate $0.3 million effect on segment profit for each quarter and an approximate $1.1 million effect on an annualized basis. A $0.01 variance in the aggregate average per barrel margin would have an approximate $0.6 million effect on segment profit for each quarter and an approximate $2.5 million effect on an annualized basis based on estimated average second half 2004 volumes.

5.
General and Administrative (G&A) Expense. G&A expense, excluding LTIP charges, is forecast to be between $19.3 million and $20.5 million for the second quarter of 2004 and between $35.8 million and $37.8 million for the second half of 2004. Our G&A expense forecast includes the Link Acquisition, which is forecast to add between $5.0 million and $6.0 million for the second quarter and $8.0 million and $9.0 million for the second half of 2004. Segment G&A expenses for the second quarter and second half of 2004 are based on current estimates and allocation percentages and may change as additional information is incorporated and the process refined. Additionally, our forecast includes projected increases due to Sarbanes-Oxley requirements, corporate insurance, and increased personnel required as a result of acquisition activity and in anticipation of continued organic growth. We have forecast G&A expenses attributable to complying with requirements of the Sarbanes-Oxley Act using estimates we consider reasonable. However, given the relatively short history of the Act and incremental costs associated with preparation for compliance with Section 404 of the Act, these expenses could increase significantly. Section 404 will require management, at the time of filing our annual report on Form 10-K for the year ended December 31, 2004, to make an assessment of the effectiveness of our internal controls over financial reporting as of such date. It will also require our independent auditors to attest to management's assertion.

6.
Long-Term Incentive Plan (LTIP). LTIP expense is forecast to be income of approximately $0.7 million for the second quarter of 2004 and expense of $0.2 million for the second half of 2004. Certain amounts of our obligations under the LTIP will be satisfied by the issuance of common units. The income in the second quarter is the net impact of (i) the true up of previously accrued amounts of $0.9 million related to units that vested in May and (ii) approximately $0.2 million expense related to units that are being accrued for based upon management's assessment that an annualized distribution rate of $2.30 per unit, the next significant performance threshold, is probable of being achieved.

7.
Depreciation & Amortization. Depreciation and amortization is forecast based on our existing depreciable assets and forecast capital expenditures. Depreciation is computed using the straight-line method over estimated useful lives, which range from 5 years for vehicles, office property and equipment to 50 years for certain pipelines, crude oil terminals and facilities.

8.
Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The forecast presented above does not include assumptions or projections with respect to potential gains or losses related to SFAS 133, as there is no accurate way to forecast these potential gains or losses. The potential gains or losses related to SFAS 133 could materially change reported net income (related primarily to non-cash, mark-to-market gains or losses). During the first quarter of 2004, we reported a non-cash mark-to-market gain. Our revised second quarter EBITDA guidance includes approximately $1.2 million of cash realized gains from certain tank strategies that were included in earnings during the first quarter as a result of applying SFAS 133 accounting treatment that requires us to mark-to-market certain derivative instruments.

9.
Acquisitions and Capital Expenditures. Although acquisitions comprise a key element of our growth strategy, the forecasted results and associated estimates do not include any assumptions or forecasts for any material acquisition that may be made after the date hereof. Our forecast does include the Link Acquisition effective April 1, 2004 for an aggregate cost of approximately $330 million and the Cal Ven Pipeline acquisition that closed in May 2004 for approximately $19.0 million. Expansion capital expenditures are forecast to be approximately $24.0 million for the second quarter and $65.7 million for the second half of 2004. Some of the more notable projects to be completed in 2004 include:

•
Coffeyville Project—$33.0 million;

•
Cushing Phase IV Expansion—$10.0 million;

•
Capital projects and upgrade capital associated with the Link acquisition—$17.0 million;

•
Upgrade and expansion activities related to acquisitions made in 2003 (e.g. Red River, ArkLaTex, Atchafalaya, Eugene Island, Alto, and South Sask)—$22.5 million; and

•
Iatan System Expansion—$6.0 million.

  Maintenance capital expenditures are forecast to be approximately $4.8 million for the second quarter and $10.3 million for the second half of 2004. Unless otherwise known at the time, we forecast maintenance capital to be incurred ratably throughout the year.

10.
Capital Structure. Our forecast is based on our capital structure as of March 31, 2004, as adjusted for the closing of the Link Acquisition on April 1, 2004 and our issuing $100 million of Class C private equity on April 15, 2004. Additionally, in order to achieve our stated objectives with regard to permanent financing of the Link Acquisition, including a target of 60% equity, we have incorporated into our forecast the effect of issuing the remaining equity and refinancing a portion of our bank debt in the debt capital markets. Specifically, our forecast includes the effect of issuing approximately $125 million of additional equity (midpoint of an anticipated $100 million to $150 million offering) by early third quarter 2004 and shortly thereafter, refinancing $200 million of short-term floating rate debt with long-term fixed rate debt at current market rates. To adhere to our established financial growth strategy, we anticipate that we will issue additional equity in connection with any future acquisitions not included in the current forecast. Depending on the terms, any such equity issuance may dilute the net income per unit forecasts included in the foregoing table.

11.
Interest Expense. Second quarter interest expense is forecast to be between $10.6 million and $10.9 million assuming an average long-term debt balance of approximately $910 million and the current outlook for interest rate indices, which translates into an average interest rate for the partnership of approximately 4.7%, including our fixed rate debt, commitment fees, and amortization of deferred amounts associated with terminated interest rate hedges. Interest expense for the second half of 2004 is forecast to be between $25.0 million and $26.0 million assuming an average long-term debt balance of approximately $885.0 million and the current outlook for interest rate indices, resulting in an average interest rate for the partnership of approximately 5.8%, including our fixed rate debt, commitment fees, and amortization of deferred amounts associated with terminated interest rate hedges. The amortization of deferred amounts associated with terminated interest rate hedges results in a non-cash component to interest expense of approximately $1.4 million per year or $0.4 million per quarter. The forecast is based on estimated cash flow, current and anticipated distribution rates, capital projects and linefill purchases, planned sales of surplus equipment, forecast timing of collections and payments, and forecast levels of inventory and other working capital sources and uses, each of which estimates we believe are reasonable. Approximately 27% of our expected average long-term debt balance for the second half of 2004 is anticipated to be subject to floating interest rates, generally based on LIBOR. Accordingly, an increase in LIBOR, or the 10-year treasury to the extent we are forecasting to increase our fixed rate debt, will have a negative impact on our results. LIBOR rates are currently at or near a historical low level. Such amounts are also based on certain assumed changes in the capital structure and composition of fixed and floating rate debt (see Note 10).

12.
Net Income per Unit. Basic net income per limited partner unit is calculated by dividing the net income allocated to limited partners by the basic weighted average units outstanding during the period. Basic weighted average units outstanding are projected to be 61.6 million units for the second quarter of 2004 and 66.5 million units for the second half of 2004. Such projected amounts include our estimate of the anticipated issuances of equity associated with events previously discussed as well as an estimate for units to be issued under the partnership's long-term incentive plan during the respective periods. There are currently no dilutive securities. See Note 10 for a discussion of anticipated second half financing activities.

  Net income allocated to limited partners is impacted by the income allocated to the general partner and the amount of the incentive distribution paid to the general partner. Based on the forecasted number of units outstanding during the projection period and the current general partner incentive distribution level, for each $0.05 per unit annual increase in the distribution rate, net income available for limited partners will be decreased by approximately $1.0 million ($0.02 per unit) on an annualized basis. The amount of income allocated to our limited partnership interests is 98% of the total partnership income after deducting the amount of the general partner's incentive distribution. Based on management's intent to recommend a distribution increase in August to a $2.31 annual distribution level and the units anticipated to be outstanding, our general partner's distribution is forecast to be approximately $11.9 million annually, of which $8.7 million is attributed to the incentive distribution rights. The relative amount of the incentive distribution varies directionally with the number of units outstanding and the level of the distribution on the units.

13.
Reconciliation of EBITDA and EBIT to Net Income and Cash Flows from Operating Activities. The following table reconciles historical EBIT and EBITDA to historical net income and cash flows from operating activities as of March 31, 2004:

Three Months Ended 3/31/04
Net Income to Earnings before interest, taxes, depreciation and amortization ("EBITDA") reconciliation
Net Income	$30,990
Interest expense	9,532

Earnings before interest and taxes ("EBIT")	40,522
Depreciation and amortization	13,120

EBITDA	$53,642

Cash flow from operating activities to EBIT reconciliation
Net cash provided by (used in) operating activities	$132,981
Net change in assets and liabilities, net of acquisitions	(91,784)
Other items not affecting cash flows from operating activities:
Change in derivative fair value	7,498
Non-cash portion of LTIP accrual	(4,228)
Non-cash amortization of terminated interest rate swap	(357)
Interest expense	9,532

EBITDA	53,642
Depreciation and amortization	(13,120)

EBIT	$40,522

Forward-Looking Statements And Associated Risks

        All statements, other than statements of historical fact, included in this report are forward-looking statements, including, but not limited to, statements identified by the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast" and similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

  •
  successful integration and future performance of acquired assets;

  •
  abrupt or severe production declines or production interruptions in outer continental shelf crude oil production located offshore California and transported on the All American Pipeline;

  •
  declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers;

  •
  the availability of adequate third party production volumes in the areas in which we operate;

  •
  demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements;

  •
  fluctuations in refinery capacity in areas supplied by our transmission lines;

  •
  the effects of competition;

  •
  the success of our risk management activities;

  •
  the impact of crude oil price fluctuations;

  •
  the availability of, and ability to consummate, acquisition or combination opportunities;

  •
  continued creditworthiness of, and performance by, our counterparties;

  •
  our levels of indebtedness and our ability to receive credit on satisfactory terms;

  •
  maintenance of our credit rating and ability to receive open credit from our suppliers;

  •
  successful third-party drilling efforts in areas in which we operate pipelines or gather crude oil;

  •
  shortages or cost increases of power supplies, materials or labor;

  •
  weather interference with business operations or project construction;

  •
  the impact of current and future laws and governmental regulations;

  •
  the currency exchange rate of the Canadian dollar;

  •
  environmental liabilities that are not covered by an indemnity, insurance or existing reserves;

  •
  fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our LTIP; and

  •
  general economic, market or business conditions.

        We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which information is incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P. By: Plains AAP, L. P., its general partner
Date: June 16, 2004	By:	/s/ PHIL KRAMER Name: Phil Kramer Title: Executive Vice President and Chief Financial Officer

QuickLinks

Operating and Financial Guidance (in thousands, except per unit data)
SIGNATURES